UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2016

NorthStar Real Estate Income Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-54671 (Commission File Number)	26-4141646 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On March 30, 2016, NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”), acting through subsidiaries of its operating partnership, completed the acquisition (the “Acquisition”) of a portfolio (the “Portfolio”) of 23 industrial properties, for an aggregate gross purchase price of approximately $103.5 million. NorthStar Income acquired the Portfolio through a joint venture (the “Joint Venture”) with affiliates of Dalfen America Corp. (“Dalfen”), an experienced national operator of industrial real estate properties. NorthStar Income owns an 88.2% interest in the Joint Venture, which acquired the Portfolio from an unaffiliated third party. NorthStar Income initially invested approximately $32.4 million of equity, including closing costs, towards the completion of the Acquisition.
The Portfolio contains approximately 2.1 million square feet of industrial real estate and is located in Ohio, with the largest concentrations in the Cincinnati and Cleveland areas. As of April 1, 2016, the Portfolio was approximately 94.4% leased to 76 tenants with an average remaining lease term of approximately 4.1 years.
Pursuant to the limited partnership agreement of the Joint Venture (the “JV Agreement”), NorthStar Income is the indirect managing general partner and controls the Joint Venture’s business and affairs, subject to Dalfen’s consent with respect to certain major decisions as set forth in the JV Agreement. In connection with the Acquisition, affiliates of the Joint Venture entered into property management agreements with an affiliate of Dalfen, pursuant to which Dalfen will manage the day-to-day operations of the Portfolio.
In connection with the Acquisition, the Joint Venture, through its subsidiaries (the “Borrowers”) obtained two-year senior debt financing with an aggregate principal amount of approximately $78.2 million (the “Senior Borrowing”). The Senior Borrowing bears interest at a floating rate of 2.5% over the one-month London Interbank Offered Rate. The Joint Venture plans to invest an additional $12.8 million in the Portfolio (approximately $3.95 per square foot) over the next three years for capital expenditures and tenant improvements using approximately $8.3 million of proceeds from the Senior Borrowing and $4.5 million of equity. The Senior Borrowing has three one-year extension options available to the Borrowers, subject to the satisfaction of, among other things, certain performance tests, and contains standard representations, warranties and covenants contained in transactions of this type. Although recourse for repayment of the Senior Borrowing is generally limited to the Borrowers’ assets, an affiliate of Dalfen (the “Dalfen Guarantor”) provided a non-recourse carveout guaranty relating to certain obligations of the Borrowers under the loan agreement and related documentation. Additionally, the Dalfen Guarantor and NorthStar Income’s operating partnership provided a limited payment guaranty with a cap on liability of approximately $5.2 million, which cap is reduced dollar-for-dollar as the Borrowers complete certain capital expenditures and tenant improvements.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income’s expectations include, but are not limited to, the ability of Dalfen to successfully manage the Portfolio; the Borrowers’ ability to comply with the terms of the Senior Borrowing; the impact to NorthStar Income of any actions taken by Dalfen regarding the Portfolio; the Joint Venture’s ability to complete planned capital improvements to the Portfolio; Dalfen’s ability to fund any obligation pursuant to the non-recourse carve-out guarantee;NorthStar Income’s potential liability arising from its operating partnership’s indemnity of Dalfen; the impact of any losses from properties in the Portfolio on the Portfolio’s cash flow and returns; market rental rates and property level cash flow; market rental rates and property level cash flow; changes in market demand and rental rates for industrial properties; future property values; the impact of any losses from NorthStar Income’s investments on cash flow and returns; changes in economic conditions generally and the real estate and debt markets specifically; availability of capital; the ability to achieve targeted returns; changes to generally accepted accounting principles; policies and rules applicable to REITs and the risk factors specified in in Part I, Item 1A of NorthStar Income’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in NorthStar Income’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income on the date of this report and NorthStar Income is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income Trust, Inc.

Date: April 5, 2016	By:	/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary

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